EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports Record Third Quarter POPS Revenue;

An Increase of 39.9%; Fourth Quarter Revenue Outlook Strong;

MINNEAPOLIS – October 29, 2008 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $8,597,000 for the third quarter ended September 30, 2008, an increase of 33.1%, compared to net sales of $6,461,000 for the third quarter of 2007. The net loss for the third quarter of 2008 was $(254,000) or $(0.02) per share (basic and fully diluted), compared to a net loss of $(907,000), or $(0.06) per share (basic and fully diluted), for the third quarter of 2007. Insignia Point-of-Purchase Services® (POPS) revenue for the third quarter of 2008 was $7,999,000, an increase of 39.9%, compared to third quarter 2007 POPS revenue of $5,718,000.

For the nine months ended September 30, 2008, net sales were $22,738,000, an increase of 16.6%, compared to net sales of $19,495,000 for the first nine months of 2007. The net loss for the first nine months of 2008 was $(84,000) or $(0.01) per share (basic and fully diluted), compared to a net income of $718,000, or $0.05 per basic share ($0.04 per fully diluted share) for the same period of 2007. Insignia POPS revenue for the first nine months of 2008 was $20,830,000, an increase of 20.5%, compared to POPS revenue of $17,281,000 for the first nine months of 2007.

CEO Scott Drill commented, “Our record third quarter POPS revenue was offset by record legal expense for the third quarter of $1,526,000. We continue to be optimistic about our case in the News America litigation which now is scheduled to be trial ready May 1, 2009. Our POPS business is strong in that we have POPS customer orders of approximately $7,000,000 for the fourth quarter of 2008 with roughly four weeks of selling time left. Cash at September 30, 2008 was $8,336,000.”

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October 29, 2008	Insignia Systems, Inc. Reports Third Quarter Results	Page 2

Conference Call

The Company will host a conference call today, October 29, at 4:00 p.m. Central Time. To access the live call, dial 877-681-3376. The conference code is 1370024. Please be sure to dial in about 5-10 minutes prior to the scheduled start time. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial 888-203-1112 and reference the passcode 1370024.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 10,200 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2007 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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October 29, 2008	Insignia Systems, Inc. Reports Third Quarter Results	Page 3

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net Sales	$8,597,000	$6,461,000	$22,738,000	$19,495,000
Cost of Sales	4,098,000	2,853,000	10,411,000	8,369,000
Gross Profit	4,499,000	3,608,000	12,327,000	11,126,000
Operating Expenses:
Selling	2,561,000	1,400,000	5,878,000	4,295,000
Marketing	451,000	357,000	1,211,000	1,052,000
Warrant expense (sales & marketing)	-	1,521,000 (1)	-	1,521,000	(1)
General & administrative	1,992,000	1,245,000	5,457,000	3,569,000

Operating Income (Loss)	(505,000)	(915,000)	(219,000)	689,000
Other Income	44,000	52,000	135,000	89,000

Income (Loss) before Taxes	(461,000)	(863,000)	(84,000)	778,000
Income Taxes	(207,000)	44,000	-	60,000

Net Income (Loss)	$(254,000)	$(907,000)	$(84,000)	$718,000

Net Income (Loss) Per Share
Basic	$(0.02)	$(0.06)	$(0.01)	$0.05
Diluted	$(0.02)	$(0.06)	$(0.01)	$0.04

Shares used in calculation of
net income (loss) per share:
Basic	15,527,000	15,454,000	15,569,000	15,367,000
Diluted	15,527,000	15,454,000	15,569,000	16,178,000

(1)	Represents a one-time non-cash charge related to a warrant issued to Valassis Communications, Inc. for the development and integration of new retailer relationships.

SELECTED BALANCE SHEET DATA

(Unaudited)

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$8,336,000	$7,393,000
Working capital	6,916,000	7,751,000
Total assets	16,922,000	13,340,000
Total liabilities	7,302,000	3,663,000
Shareholders’ equity	9,620,000	9,677,000

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